EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Option and Incentive Plan and the 2000 Employee Stock Purchase Plan of EXACT Sciences Corporation of our reports dated March 11, 2005, with respect to the consolidated financial statements of EXACT Sciences Corporation and EXACT Sciences Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EXACT Sciences Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 24, 2005